Exhibit 10.5

QTS REALTY TRUST, INC.

DIRECTOR DEFERRED COMPENSATION PLAN

(Effective January 1, 2018)

This QTS Realty Trust, Inc. Director Deferred Compensation Plan (the “Plan”) is adopted by QTS Realty Trust (the “Company”) for the purpose of providing a deferred compensation arrangement to directors of the Company who are not also employees of the Company (“non-employee directors”) and their beneficiaries in consideration of services rendered to the Company and as an inducement for their continued services in the future.  The Plan will become effective on January 1, 2018.

ARTICLE I: DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:

1.1       “Account” means the book entry account established under the Plan for each Participant to which shall be credited such amounts as the Company shall determine in accordance with this Plan, including the Participant’s Credited Investment Return (Loss) determined under Article IV, and which shall be reduced by any distributions made to a Participant or Beneficiary.

1.2.      “Beneficiary” means those persons, trusts or other entities entitled to receive Benefits which may be payable hereunder upon a Participant’s death as determined under Article VI.

1.3.      “Benefits” means the amounts credited to a Participant’s Account pursuant to such Participant’s Deferred Compensation Agreements, plus (or minus) all Credited Investment Return (Loss).

1.4.      “Board” means the Board of Directors of QTS Realty Trust, Inc.

1.5.      “Code” means the Internal Revenue Code of 1986, as amended, and references to particular sections of the Code are deemed to refer to such sections or any successor sections thereto.

1.6.      “Committee” means the Compensation Committee of the Board.

1.7.      “Common Shares” means the shares of class A common stock of the Company.

1.8       “Company” means QTS Realty Trust, Inc., a Maryland corporation.

1.9.      “Credited Investment Return (Loss)” means the hypothetical investment return which shall be credited to the Participant’s Account pursuant to Article IV.

1.10     “Deferred Compensation Agreement” means an agreement to participate and to defer compensation between a Participant and the Company in such form as the Company may prescribe from time to time and consistent with the terms of the Plan.

1.11.    “Deferred Share Unit” means an unfunded right to receive one Common Share, the terms of which provide for delivery of the underlying Common Share after the date of vesting, at a time or times that give rise to deferred compensation that is subject to the requirements of Code Section 409A.  Deferred Share Units do not have voting rights.

1.12.    “Distribution Date” means the date on which distribution of a Participant’s Benefits is made pursuant to Article V.

1.13.    “Eligible Compensation” means annual board or committee retainers and meeting fees, and unrestricted share, restricted share, restricted share unit, and deferred share unit awards that may from time to time be made under the Company’s 2013 Equity Incentive Plan, as it may be amended from time to time, or its successor.

1.14.    “Participant” means a non-employee director of the Company for whom an Account has been established.

1.15.    “Plan” shall mean this QTS Realty Trust, Inc. Director Deferred Compensation Plan, as it may be amended from time to time.

1.16.    “Termination Event” means the Participant’s  “separation from service” with the Company (within the meaning of Code Section 409A) for any reason.

ARTICLE II: ELIGIBILITY

2.1.      Eligibility.  Eligibility for participation in the Plan shall be limited to non-employee directors of the Company.  Non-employee directors shall be eligible to defer Eligible Compensation in accordance with this Plan and rules established by the Committee.  Each individual who becomes a Participant shall execute a Deferred Compensation Agreement in the form prescribed by the Company.

2.2.      Cessation of Participation.  Participation in the Plan shall continue until all of the Benefits to which the Participant is entitled thereunder have been paid in full.

2.3.      Time of Election of Deferral.  An election to defer Eligible Compensation must be made before the year in which the Eligible Compensation is earned and payable.  Any change to a deferral election once the period for revocation established by the Company has expired shall be effective only with respect to Eligible Compensation earned commencing with the next calendar year.

ARTICLE III: PARTICIPANT’S ACCOUNTS

3.1.      Establishment of Accounts.  The Company shall cause an Account to be kept in the name of each Participant and each Beneficiary of a deceased Participant which shall reflect the value of such Participant’s Benefits as adjusted from time to time to reflect Credited

-  2  -

Investment Return (Loss).  Each Account shall be credited with a number of Deferred Share Units determined in accordance with the Deferred Compensation Agreement.

3.2.      Vesting.  Eligible Compensation deferred under the Plan shall vest in accordance with the terms and conditions of the underlying amount credited to an Account. Deferred Share Units otherwise credited as a result of an award that is subject to vesting shall be subject to the same terms and conditions as the underlying award.

ARTICLE IV: CREDITED INVESTMENT RETURN (LOSS)

4.1.      Credited Investment Return (Loss).  All amounts credited to an Account shall be deemed to be invested in Deferred Share Units.  Deferred Share Units, whether vested or unvested, shall be credited with dividend equivalents to the extent dividends are paid on Common Shares.  For the avoidance of doubt, no dividends with respect to Deferred Share Units will be paid until the Distribution Date.

4.2.      Adjustments for Share Splits and Similar Corporate Events.  Amounts credited to a Participant’s Account shall be equitably adjusted for changes in the capitalization of the Company, including without limitation by reason of a share split or reverse share split, in the manner and to the extent determined to be appropriate by the Board.

ARTICLE V: BENEFITS

5.1.      Timing of Distribution.  The vested portion of a Participant’s Account shall be paid on the Distribution Date, which shall be any of the following as elected by a Participant:

(a)        Within thirty (30) days after a Termination Event;

(b)        Within thirty (30) days of June 30th of the calendar year following the year in which the Deferred Compensation Agreement was entered into; or

(c)        The earlier of (a) or (b).

If no timing election is made by the Participant, payment shall be made within thirty (30) days after a Termination Event.

5.2.      (a)        Method of Distribution.  A Participant’s Account shall be distributed in a single lump sum payment.  All payments from the Plan shall be in the form of (i) Common Shares (with cash for fractional shares), and (ii) cash for all dividends and dividend equivalents.

(b)        Death Benefits.  In the event the Participant dies before his or her Benefits have been fully distributed, the Participant’s Benefits shall be paid to his or her Beneficiary in accordance with the Participant’s most recent valid Beneficiary designation within thirty (30) days of the Participant’s death.

-  3  -

(d)        Valuation of Accounts.  Participants’ Accounts shall be valued using the closing price of a Common Share on the most recent trading date immediately preceding the Distribution Date.

5.3.      Tax Withholding.  All payments and distributions under the Plan shall be subject to all applicable withholding for state and federal income tax and to any other federal, state or local tax which may be applicable thereto.  All such taxes shall be the sole responsibility of the Participant, including, without limitation, any taxes that become due prior to payment.

ARTICLE VI: BENEFICIARIES

6.1.      Designation of Beneficiary.  The Participant shall have the right to designate, on such form as may be prescribed by the Company, a Beneficiary to receive any Benefits due under Article V which may remain unpaid at the Participant’s death and shall have the right at any time to revoke such designation and to substitute another such Beneficiary.

6.2.      No Designated Beneficiary.  If, upon the death of the Participant, there is no valid designation of a Beneficiary, the Beneficiary shall be the Participant’s estate.

ARTICLE VII: ADMINISTRATION OF THE PLAN

7.1       This Plan shall be administered by the Committee.  The Committee has sole discretion to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan.  The Committee’s powers include the power, in its sole discretion and consistent with the terms of the Plan, to determine who is eligible to participate in this Plan, to determine the eligibility for and the amount of benefits payable under the Plan, to determine when and how amounts are allocated to a Participant’s Account, to establish rules for determining when and how elections can be made, to adopt any rules relating to administering the Plan and to take any other action it deems appropriate to administer the Plan.  The Committee may delegate its authority hereunder to one or more officers of the Company.  The Committee’s decisions under the Plan shall be final and binding on all Participants, as well as the Participant’s heirs, assigns, administrator, executor, and any other person claiming through the Participant.

ARTICLE VIII: CODE SECTION 409A

8.1       The Plan is intended to comply with the requirements of Code Section 409A and shall be interpreted and administered in accordance with that intent.  If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  The nature of any such amendment shall be determined by the Board.  Notwithstanding the above, if the Participant qualifies as a “specified employee,” as defined in Treas. Reg. Section 1.409A-1(i), incurs a Termination Event for any reason other than death and becomes entitled to a distribution under the Plan, then, to the extent required to avoid taxes and penalties under Code Section 409A, no distribution otherwise payable to the Participant during the first six (6) months after the date of such Termination Event shall be paid to the Participant until the date which is one day after the date which is six (6) months after the date of such Termination Event (or, if

-  4  -

earlier, the date of the Participant’s death).  Wherever the Plan indicates that payments will be made within a specified time period, the period during within such time that payments will be made will be determined by the Company in its sole discretion.

8.2       Notwithstanding anything to the contrary in the Plan, neither the Company, any affiliate of the Company, the Board nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A and neither the Company, any affiliate of the Company, the Board nor the Committee will have any liability to any Participant for such tax or penalty.

ARTICLE IX: COMPANY’S RIGHT TO TERMINATE

9.1       The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of Company.

9.1.1 Partial Termination.  The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferred Compensation Agreements.  If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to Deferred Compensation Agreements entered into prior to the effective date of such partial termination.

9.1.2 Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferred Compensation Agreements, and by terminating all Deferred Compensation Agreements.  In the event of complete termination, the Plan shall cease to operate and Company shall pay out each Account and convert all Deferred Share Units into Common Shares.  Payment of an Account shall be made in accordance with the plan termination rules set forth in Code Section 409A, including any such rules that apply if the termination of the Plan is subsequent to a “change in control event” as defined under Code Section 409A.

ARTICLE X: MISCELLANEOUS

10.1.    The right of a Participant or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated Beneficiary shall have any rights in or against any specific assets of the Company.  Notwithstanding the previous sentence, the Company reserves the right to establish a grantor trust, the assets of which shall remain subject to claims of creditors of the Company, to which Company assets may be invested to fund some or all of the liabilities represented by this Plan.  This Plan shall not be construed to require the Company to fund, prior to payment, any of the Benefits payable under this Plan.

10.2.    If the Committee determines in its sole discretion that a Participant or Beneficiary for any reason is unable to handle properly any property distributable to him or her under the Plan, then the Committee may make such arrangements which it determines to be beneficial to such Participant or Beneficiary, to the extent such arrangements have not been made by

-  5  -

such Participant or Beneficiary, for the distribution of such property, including (without limitation) the distribution of such property to the guardian, conservator, spouse or dependent(s) of such Participant or Beneficiary.

10.3.    The right of any Participant, any Beneficiary, or any other person to the payment of any Benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

10.4.    This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

10.5.    Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the service of the Company as a director of the Company.

10.6.    If the Company, the Participant, any Beneficiary, or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

10.7.    This Plan shall be construed in accordance with and governed by the laws of the state of Maryland, without reference to the principles of conflicts of law thereof, to the extent such construction is not pre-empted by any applicable federal law.

10.8.    This Plan, and any applicable Deferred Compensation Agreement, constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided for herein and in the applicable Deferred Compensation Agreement.

*      *      *      *

To record the adoption of the Plan, the Company has caused its authorized officer to execute the same, effective as of the 2nd day of November, 2017.

/
QTS REALTY TRUST, INC.

	By:	/s/ Shirley E. Goza
Shirley E. Goza
General Counsel and Secretary

-  6  -